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                                                                     EXHIBIT 23


              Consent of Independent Certified Public Accountants



We have issued our reports dated July 7, 1997, accompanying the consolidated financial statements and schedule incorporated by reference or included in the Annual Report of Software Spectrum, Inc. on Form 10-K for the year ended April 30, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statements of Software Spectrum, Inc. on Forms S-8 (Software Spectrum, Inc. 1993 Long Term Incentive Plan, Software Spectrum, Inc. Employee Stock Purchase Plan and Amended and Restated Stock Option Plan, filed on July 19, 1995, and Software Spectrum, Inc. Non-Employee Directors' Retainer Stock Plan, filed on September 28, 1995).



GRANT THORNTON LLP

Dallas, Texas
July 29, 1997